This is a conforming paper copy pursuant to Rule # 901(d) of Regulation S-T.



                  SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, DC  20549



                               FORM 8-K


                            CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) March 14, 1996


               AMERICAN NATIONAL BANKSHARES INC.
(Exact name of registrant as specified in its charter)


Commission file number       0-12820

           VIRGINIA                           54-1284688
(State or other jurisdiction of           (I.R.S. Employer
 incorporation or organization)            Identification No.)

          628 Main Street
         Danville, Virginia                         24541
(Address of principal executive offices)          (Zip Code)

                       (804) 792-5111
(Registrant's telephone number, including area code)

Item 1.  Changes in Control of Registrant
          None

Item 2.  Acquisition or Disposition of Assets

     A Merger of Mutual Savings Bank, F.S.B., Danville, Virginia, (Mutual) with and into American National Bank and Trust Company, Danville, Virginia, a wholly owned subsidiary of American National Bankshares Inc., (ANB) was consummated on March 14, 1996. The proposed merger had been reported and described on Form 8-K, filed September 27, 1995 and Registration Statement S-4/A, filed February 2, 1996.

     The merger was effected pursuant to the terms of the Agreement and Plan of Reorganization, dated September 26, 1995, between Mutual Savings Bank, F.S.B., a federal stock savings bank organized and existing under the Laws of the United States, with its principal office located in Danville, Virginia and American National Bankshares Inc., a corporation organized and existing under the Laws of the Commonwealth of Virginia, with its principal office located in Danville, Virginia and the related Plan of Merger, dated September 26, 1995, between Mutual Savings Bank, F.S.B. and American National Bank and Trust Company. The Merger was accounted for as a pooling of interests.

     In accordance with the terms of the Agreement, upon consummation of the Merger, ANB exchanged 879,798 common shares, at an exchange ratio of .705 of a share of ANB's common stock, for each of Mutual's 1,248,100 common shares outstanding. Under the terms of the agreement fractional shares were paid in cash. The exchange of stock is expected to qualify as a tax-free transaction for federal income tax purposes.

     On March 13, 1996, Mutual held its 1996 Annual Meeting of Shareholders. At this meeting the Shareholders approved the Agreement and Plan of Reorganization with American National Bankshares Inc. and the related Plan of Merger with American National Bank and Trust Company. On March 13, 1996, American National Bankshares Inc. held a Special Meeting of Shareholders, at which time the shareholders approved an Amendment to The Articles of Incorporation increasing the number of authorized shares of the $1.00 par value common stock of ANB from 3,000,000 to 10,000,000 in order to effect the Merger.

     At the time of the Merger, Mutual's total assets were approximately $85,000,000. Capital accounts were approximately $16,000,000. All properties held by Mutual were transferred to American National Bank and Trust Company and include four branch offices located at 103 Tower Drive, 600 West Main Street, 539 Arnett Boulevard in Danville and 625 Virginia Avenue, Collinsville, Virginia. All branch offices, with the exception of Arnett Boulevard, opened as branch offices of American National Bank and Trust Company on the morning of March 15, 1996. Since the Arnett Boulevard office is in close proximity to two existing branches of American National Bank and Trust Company, this office will not be opened.

Item 3. Bankruptcy or Receivership
          Not applicable.

Item 4. Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5. Other events
          None

Item 6. Resignations of Registrant's Directors
          None

Item 7. Financial statements and Exhibits

	a.	Financial Statements of Mutual Savings Bank, F.S.B.

	b.	10Q for Quarter Ending December 31, 1995.

	c.	Proforma Financial Statements


Item 8. Change in Fiscal year
        Not applicable

                              SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AMERICAN NATIONAL BANKSHARES INC.
                                      (Registrant)



                              By /s/ Charles H.Majors
                                 Charles H. Majors
                                 President and Chief Executive Officer

Date:  March 29, 1996

                      MANNING, PERKINSON, FLOYD & COMPANY
                          A PROFESSIONAL CORPORATION
                         CERTIFIED PUBLIC ACCOUNTANTS
                            2012 RIVERSIDE DRIVE
                          DANVILLE, VIRGINIA  24540

               MEMBERS
         AMERICAN INSTITUTE OF                  TELEPHONE: (804) 792-5334
     CERTIFIED PUBLIC ACCOUNTANTS                  FAX - (804) 799-3954


                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Mutual Savings Bank, F.S.B.
Danville, Virginia


      We have audited the accompanying consolidated statements of financial condition of Mutual Savings Bank, F.S.B. and subsidiary (the "Savings Bank") as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 1995, 1994 and 1993. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mutual Savings Bank, F.S.B. and subsidiary as of September 30, 1995 and 1994, and the results of their operations and their cash flows for the years ended September 30, 1995, 1994, and 1993, in conformity with generally accepted accounting principles.

                                       Certified Public Accountants



Danville, Virginia
November 8, 1995

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                          Mutual Savings Bank, F.S.B.

                                                                                           SEPTEMBER 30,
                                                                                   ------------------------------
                                                                                        1995            1994
                                                                                   --------------  --------------
ASSETS
Cash and cash equivalents:
  Non-interest-bearing deposits..................................................  $      860,557  $      853,238
  Interest-bearing deposits......................................................       1,166,729         769,817
Investment securities, net (fair value of $24,010,691 and $24,018,233,
 respectively) (Note 2)..........................................................      24,598,018      25,973,821
Mortgage-backed securities (fair value of $14,478,093 and $15,843,922,
 respectively) (Note 3)..........................................................      14,337,785      16,333,959
Loans receivable, net (Notes 4, 9 and 15)........................................      39,869,679      36,908,194
Office properties and equipment, net (Note 5)....................................       1,889,282       1,917,922
Accrued interest receivable (Note 7).............................................         524,326         562,297
Prepaid and other assets.........................................................         149,608         267,244
                                                                                   --------------  --------------
      Total assets...............................................................  $   83,395,984  $   83,586,492
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits (Note 8)..............................................................  $   67,512,520  $   66,930,704
  Advances from Federal Home Loan Bank (Note 9)..................................        --             1,500,000
  Advance payments and deposits by borrowers.....................................         321,796         223,032
  Accounts payable and other accrued liabilities.................................         774,886         673,143
                                                                                   --------------  --------------
      Total liabilities..........................................................      68,609,202      69,326,879
                                                                                   --------------  --------------
Commitments and Contingencies
  (Notes 13, 15 and 19)
Stockholders' equity (Notes 10 and 11):
  Preferred stock, par value $1.00 per share, authorized 2,500,000 shares;
   outstanding, none.............................................................        --              --
  Common stock, par value $1.00 share, authorized 7,500,000 shares; 1,154,100
   shares issued and outstanding.................................................       1,154,100       1,154,100
  Additional paid-in capital.....................................................       4,226,252       4,226,252
  Retained earnings, substantially restricted....................................       9,410,509       8,879,261
  Net unrealized loss on securities available for sale, net of taxes.............          (4,079)       --
                                                                                   --------------  --------------
      Total stockholders' equity.................................................      14,786,782      14,259,613
                                                                                   --------------  --------------
      Total liabilities and stockholders' equity.................................  $   83,395,984  $   83,586,492
                                                                                   --------------  --------------
                                                                                   --------------  --------------

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          Mutual Savings Bank, F.S.B.

                                                                                   YEAR ENDED SEPTEMBER 30,
                                                                              ----------------------------------
                                                                                 1995        1994        1993
                                                                              ----------  ----------  ----------
Interest income:
  Loans.....................................................................  $3,342,920  $3,062,075  $3,501,880
  Mortgage-backed securities................................................   1,112,311   1,028,424   1,470,679
  Investment securities.....................................................   1,542,213   1,534,228   1,077,515
  Short-term investments and bank deposits..................................      43,053      39,135      40,307
                                                                              ----------  ----------  ----------
Total interest income.......................................................   6,040,497   5,663,862   6,090,381
                                                                              ----------  ----------  ----------
Interest expense:
  Deposits (Note 8).........................................................   2,887,887   2,533,926   2,691,268
  Federal Home Loan Bank advances...........................................      32,658      10,848          --
  Short-term borrowings.....................................................          --         162       7,069
                                                                              ----------  ----------  ----------
Total interest expense......................................................   2,920,545   2,544,936   2,698,337
                                                                              ----------  ----------  ----------
Net interest income.........................................................   3,119,952   3,118,926   3,392,044
Provision for loan losses (Note 4)..........................................       8,300          --          --
                                                                              ----------  ----------  ----------
Net interest income after provision for loan losses.........................   3,111,652   3,118,926   3,392,044
                                                                              ----------  ----------  ----------
Noninterest income:
  Service charges and fees on loans.........................................      40,211      39,208      46,551
  Other fees and service charges............................................     105,296     100,401      84,295
  Gain on sale of investments...............................................      45,564      42,673      51,898
  Gain on sale of real estate owned.........................................          --     126,029          --
  Loss on revaluation of real estate owned..................................          --          --      (6,290)
  Other.....................................................................       7,283      17,581      20,832
                                                                              ----------  ----------  ----------
Total noninterest income....................................................     198,354     325,892     197,286
                                                                              ----------  ----------  ----------
Noninterest expense:
  Compensation, payroll taxes, and employee benefits (Note 12)..............   1,098,173   1,039,174   1,106,830
  Occupancy and equipment...................................................     160,298     151,988     156,359
  Federal deposit insurance premiums........................................     153,584     152,649     135,446
  Other (Note 14)...........................................................     418,056     618,898     379,106
                                                                              ----------  ----------  ----------
Total noninterest expense...................................................   1,830,111   1,962,709   1,777,741
                                                                              ----------  ----------  ----------
Income before income taxes..................................................   1,479,895   1,482,109   1,811,589
Provision for income taxes (Note 13)........................................     487,007     506,151     549,812
                                                                              ----------  ----------  ----------
Net income..................................................................  $  992,888  $  975,958  $1,261,777
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Earnings per share of common stock (Note 10)................................  $      .82  $      .81  $     1.06
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          Mutual Savings Bank, F.S.B.

                                                                               NET
                                                                           UNREALIZED
                                                              RETAINED       LOSS ON
                                                ADDITIONAL  EARNINGS --    SECURITIES      STOCK       TOTAL
                                      COMMON     PAID-IN    SUBSTANTIALLY AVAILABLE FOR  ACQUIRED   STOCKHOLDERS'
                                      STOCK      CAPITAL     RESTRICTED       SALE        BY ESOP      EQUITY
                                    ----------  ----------  ------------  -------------  ---------  ------------
Balance, September 30, 1992.......  $1,154,100  $4,226,252   $7,564,806     $      --    $(145,759)  $12,799,399
Net income........................          --          --    1,261,777            --           --    1,261,777
Cash dividends on common stock....          --          --     (461,640)           --           --     (461,640)
ESOP stock purchased..............          --          --           --            --           --           --
ESOP loan payments................          --          --           --            --      133,369      133,369
                                    ----------  ----------  ------------  -------------  ---------  ------------
Balance, September 30, 1993.......   1,154,100   4,226,252    8,364,943            --      (12,390)  13,732,905
Net income........................          --          --      975,958            --           --      975,958
Cash dividends on common stock....          --          --     (461,640)           --           --     (461,640)
ESOP loan payments................          --          --       12,390            --           --       12,390
                                    ----------  ----------  ------------  -------------  ---------  ------------
Balance, September 30, 1994.......   1,154,100   4,226,252    8,879,261            --           --   14,259,613
Net income........................          --          --      992,888            --           --      992,888
Cash dividends on common stock....          --          --     (461,640)           --           --     (461,640)
Cumulative effect of change in
 accounting for securities
 available for sale, net of income
 taxes of $2,101..................          --          --           --        (4,079)          --       (4,079)
                                    ----------  ----------  ------------  -------------  ---------  ------------
Balance, September 30, 1995.......  $1,154,100  $4,226,252   $9,410,509     $  (4,079)   $      --   $14,786,782
                                    ----------  ----------  ------------  -------------  ---------  ------------
                                    ----------  ----------  ------------  -------------  ---------  ------------

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          Mutual Savings Bank, F.S.B.

                                                                                  YEAR ENDED SEPTEMBER 30,
                                                                            -------------------------------------
                                                                               1995         1994         1993
                                                                            -----------  -----------  -----------
Cash Flows From Operating Activities:
  Net income..............................................................  $   992,888  $   975,958  $ 1,261,777
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for depreciation and amortization...........................       63,535       57,843       59,870
    Provision for loan losses.............................................        8,300           --           --
    Provision for losses -- REO...........................................           --           --        6,290
    Increase (decrease) in deferred loan fees.............................      (20,149)      10,602        1,378
    Gain on sale of real estate owned.....................................           --     (126,029)          --
    Gain on sale of investment securities held to maturity and available
     for sale.............................................................      (45,564)     (42,673)     (51,898)
    Amortization of premiums and (discounts) on investment securities and
     mortgage-backed securities...........................................       (2,340)      96,219      (10,236)
    Federal Home Loan Bank stock dividends................................           --      (10,300)     (44,300)
    Loss on sale of property and equipment................................           --           --        5,493
    Deferred income taxes.................................................      (29,218)      (8,869)     (30,010)
    (Increase) decrease in interest receivable............................       37,971      (89,749)     (51,009)
    (Increase) decrease in prepaid and other assets.......................      127,161       21,213     (188,124)
    Increase (decrease) in interest payable...............................        7,119          312       (3,060)
    Increase (decrease) in accounts payable and other liabilities.........      220,715      138,025      (89,767)
                                                                            -----------  -----------  -----------
  Net cash provided by operating activities...............................    1,360,418    1,022,552      866,404
                                                                            -----------  -----------  -----------
Cash Flows From Investing Activities:
  Investment securities held to maturity:
    Purchases.............................................................           --  (10,003,865) (13,741,250)
    Proceeds from sale....................................................           --      542,673       51,898
    Maturities............................................................    2,116,320    2,666,842    3,904,711
  Investment securities available for sale:
    Purchases.............................................................   (2,733,960)          --           --
    Proceeds from sale....................................................    2,041,440           --           --
  Purchase of mortgage-backed securities..................................           --   (5,734,989)          --
  Principal collections on mortgage-backed securities.....................    1,989,901    5,680,930    7,831,757
  Net (increase)decrease in loans.........................................   (2,949,636)   2,334,557    3,561,268
  Purchase of property and equipment......................................      (34,894)     (19,518)        (585)
  Proceeds from sale of real estate owned.................................           --      194,500           --
  Proceeds from sale of property and equipment............................           --       40,000       15,000
                                                                            -----------  -----------  -----------
    Net cash provided by (used in) investing activities...................      429,171   (4,298,870)   1,622,799
                                                                            -----------  -----------  -----------



                                                                  YEAR ENDED SEPTEMBER 30,
                                                        -------------------------------------------
                                                            1995            1994           1993
                                                        -------------   ------------   ------------
Cash Flows From Financing Activities:
  Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts.................  $(10,015,477)   $   571,243    $ 3,518,876
  Net increase (decrease) in certificates of deposit..    10,597,293        691,954     (5,348,756)
  Advances from Federal Home Loan Bank................     5,900,000      4,250,000             --
  Repayment of Federal Home Loan Bank advances........    (7,400,000)    (2,750,000)            --

  Net decrease in advance payments by borrowers
    for taxes and insurance...........................        (5,534)       (23,138)       (22,412)
  Cash dividends......................................      (461,640)      (461,640)      (461,640)
                                                        -------------   ------------   ------------
    Net cash provided by (used in) financing
    activities........................................    (1,385,358)     2,278,419     (2,313,932)
                                                        -------------   ------------   ------------
Increase (decrease) in cash and cash equivalents......       404,231       (997,899)       175,271

Cash and cash equivalents:
  Beginning...........................................     1,623,055      2,620,954      2,445,683
                                                        -------------   ------------   ------------
  Ending..............................................     2,027,286      1,623,055      2,620,954

Supplemental Schedule of Cash and Cash Equivalents:
    Non-interest-bearing deposits.....................       860,557        853,238        547,284
    Interest-bearing deposits.........................     1,166,729        769,817      2,073,670
                                                        -------------   ------------   ------------
                                                        $  2,027,286    $ 1,623,055    $ 2,620,954
                                                        -------------   ------------   ------------
                                                        -------------   ------------   ------------

Supplemental Disclosures of Cash Flow
  Information:
    Income taxes paid.................................  $    426,013    $   576,000    $   873,569
                                                        -------------   ------------   ------------
                                                        -------------   ------------   ------------
    Interest paid.....................................  $  2,913,426    $ 2,544,624    $ 2,701,397
                                                        -------------   ------------   ------------

                                                        -------------   ------------   ------------

         See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MUTUAL SAVINGS BANK, F.S.B.


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF BUSINESS:

   The Savings Bank is primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area, south central Virginia and north central North Carolina. The Savings Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

   A description of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

   PRINCIPLES OF CONSOLIDATION:

   The consolidated financial statements include the accounts of Mutual Savings Bank, F.S.B. and Mutual Service Corporation, its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in the consolidation.

   CASH AND CASH EQUIVALENTS:

   The Savings Bank considers all cash and amounts due from depository institutions, and interest-bearing deposits in other banks to be cash equivalents for purposes of the statements of cash flows.

   INVESTMENT SECURITIES:

   At October 1, 1994, the Savings Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting For Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that debt and equity securities be classified as either held to maturity, available for sale, or trading.

   Investment securities classified as "held to maturity" are stated at cost, adjusted for amortization of premium and accretion of discount using a level yield method and are not adjusted to the lower of cost or market, as the Savings Bank has the intent and ability to hold such investments to maturity. Gains or losses are recognized by use of the specific identification method.

   Securities classified as "available for sale" are stated at fair value with unrealized holding gains and losses reported, net of related income taxes, as a separate component of stockholders' equity until realized. Adjustment to fair value, below amortized cost, that are other than temporary are charged to earnings. Realized gains and losses are recognized by use of the specific identification method.

   The Savings Bank has not classified any debt or equity securities as "trading".

   MORTGAGE-BACKED SECURITIES:

   Mortgage-backed securities are stated at cost or unpaid principal balance, adjusted for amortization of premiums and accretion of discounts using a level yield method. The Savings Bank has the intent and ability to hold such assets to maturity. Should any be sold, gains and losses are recognized by use of the specific identification method.

   LOANS RECEIVABLE:

   Loans receivable are stated at unpaid principal balances net of undisbursed loans in process, deferred loan fees, and allowances for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt, at which time an allowance is provided.

   The allowance for loan losses is based upon management's evaluation of the loans receivable portfolio and is maintained at an amount considered adequate by management. The evaluation by management considers such factors as current economic conditions, loan portfolio risks including the value of underlying collateral, and past loan loss experience. The allowance is increased by charges to income and decreased by net charge-offs. While management believes the allowance to be adequate, there are no assurances that further increases in the allowance will not be required in the future.

   LOAN ORIGINATION FEES AND COSTS:

   Loan fees received less direct loan origination costs are deferred and recognized by the interest method over the life of the related loan as an adjustment of yield.

   OFFICE PROPERTIES AND EQUIPMENT:

   Office properties and equipment are stated at cost less accumulated depreciation. Expenditures for major improvements are capitalized, while the costs of maintenance and repairs, which do not improve or extend the life of the existing assets, are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, estimated to be 33 to 50 years for buildings, 5 to 10 years for furniture and equipment, and 4 years for automobiles.

   REAL ESTATE OWNED:

   Property acquired by foreclosure or deed in lieu of foreclosure is recorded at the lower of cost, or fair value less estimated costs to sell, at date of acquisition. Any improvements to property are capitalized, while costs of holding property are expensed when incurred. Specific valuation allowances are recorded through a charge to earnings if there is further deterioration in fair value.

   Real estate held for investment or development and sale is recorded at the lower of cost or net realizable value. Losses are recognized when carrying values exceed net realizable value, but gains are only recognized at the time of sale.

   INCOME TAXES:

   In 1993, the Savings Bank adopted SFAS No. 109 "Accounting For Income Taxes". SFAS No. 109 requires a change in the method of accounting and reporting for deferred income taxes by use of an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The adoption of SFAS No. 109 had no material effect on the financial statements in 1993.

   RECLASSIFICATIONS:

   Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 method of presentation. These reclassifications had no effect on 1994 and 1993 net income or retained earnings.

2. INVESTMENT SECURITIES

   The amortized cost and fair value of investment securities at September 30 are summarized as follows:

                                                    1995                          1994
                                         --------------------------    --------------------------
                                          AMORTIZED         FAIR        AMORTIZED         FAIR
                                             COST          VALUE           COST          VALUE
                                         -----------    -----------    -----------    -----------
Held to maturity:
U.S. Government and
Agency obligations...................    $13,747,583    $13,147,098    $18,735,833    $17,072,253
Corporate securities.................      2,503,555      2,509,216      4,000,763      3,802,182
Obligations of states and political
  subdivisions.......................      2,014,328      2,021,825      2,015,524      1,922,097
Other................................        275,980        275,980        392,301        392,301
                                         -----------    -----------    -----------    -----------
                                          18,541,446     17,954,119     25,144,421     23,188,833
                                         -----------    -----------    -----------    -----------
Federal Home Loan Bank stock.........        829,400        829,400        829,400        829,400
                                         -----------    -----------    -----------    -----------
                                          19,370,846     18,783,519     25,973,821     24,018,233
                                         -----------    -----------    -----------    -----------
Available for sale:
U.S. Government and Agency
  obligations........................      2,499,642      2,459,841             --             --
Corporate securities.................      1,753,401      1,783,046             --             --
Obligations of states and
  political subdivisions.............        980,309        984,285             --             --
Net unrealized loss..................         (6,180)            --             --             --
                                         -----------    -----------    -----------    -----------
                                           5,227,172      5,227,172             --             --
                                         -----------    -----------    -----------    -----------
                                         $24,598,018    $24,010,691    $25,973,821    $24,018,233
                                         -----------    -----------    -----------    -----------
                                         -----------    -----------    -----------    -----------

   Investment securities had gross unrealized gains and losses at September 30, 1995 and 1994 as follows:


                                               1995                     1994
                                     -----------------------  -------------------------
                                        GROSS        GROSS       GROSS         GROSS
                                     UNREALIZED   UNREALIZED  UNREALIZED    UNREALIZED
                                        GAINS       LOSSES       GAINS        LOSSES
                                     ----------   ----------  ----------   ------------
Held to Maturity:
U.S. Government and
  Agency obligations...............    $ 1,521    $(602,006)  $     783    $(1,664,363)
Corporate securities...............     40,357      (34,696)     35,937       (234,518)
Obligations of states
  and political subdivisions.......     15,404       (7,906)         --        (93,427)
Other..............................         --           --          --             --
                                    ----------   ----------   ---------   ------------
                                        57,282     (644,608)     36,720     (1,992,308)
                                    ----------   ----------   ---------   ------------

Available for Sale:
U.S. Government and
  Agency obligations...............      2,619      (42,420)         --             --
Corporate securities...............     32,911       (3,266)         --             --
Obligations of states
  and political subdivisions.......      4,645         (669)         --             --
                                    ----------   ----------   ---------   ------------
                                        40,175      (46,355)         --             --
                                    ----------   ----------   ---------   ------------
                                    $   97,457    $(690,963)  $  36,720   $ (1,992,308)
                                    ----------   ----------   ---------   ------------
                                    ----------   ----------   ---------   ------------


   The amortized cost and fair value of debt securities at September 30, 1995, by contractual maturity are shown below:


                                                 AMORTIZED         FAIR
                                                    COST          VALUE
                                                -----------    -----------
Held to Maturity:
  Due in one year or less...................    $        --    $        --
  Due after one year through five years.....      8,694,824      8,407,693
  Due after five years through ten years....      9,369,680      9,076,902
  Due after ten years.......................        476,942        469,524
                                                -----------    -----------
                                                 18,541,446     17,954,119
                                                -----------    -----------
Available for Sale:
  Due in one year or less...................        999,828        991,093
  Due after one year through five years.....      2,963,882      2,956,473
  Due after five years through ten years....      1,269,642      1,279,606
  Unrealized gain (loss)....................         (6,180)            --
                                                -----------    -----------
                                                  5,227,172      5,227,172
                                                -----------    -----------
                                                $23,768,618    $23,181,291
                                                -----------    -----------
                                                -----------    -----------


   FHLB stock has been excluded from the maturity schedule above because it does not have a contractual maturity. No ready market exists for this stock; therefore, for presentation purposes, such stock is assumed to have a fair value equal to cost.

   Proceeds from sales of investments and gross gains and losses realized at September 30 are as follows:


                                      1995         1994        1993
                                   ----------    --------    -------
    Proceeds from sales.........   $2,041,440    $542,673    $51,898
                                   ----------    --------    -------
                                   ----------    --------    -------
    Gross gains.................   $   61,337    $ 42,673    $51,898
    Gross losses................       15,773          --         --
                                   ----------    --------    -------
       Net realized.............   $   45,564    $ 42,673    $51,898
                                   ----------    --------    -------
                                   ----------    --------    -------


3. MORTGAGED-BACKED SECURITIES

   The amortized cost and fair value of mortgage-backed securities at September 30 are summarized as follows:


                                                    1995                          1994
                                         --------------------------    --------------------------
                                          AMORTIZED         FAIR        AMORTIZED         FAIR
                                             COST          VALUE           COST          VALUE
                                         -----------    -----------    -----------    -----------
Held to Maturity:
Federal Home Loan
  Mortgage Corporation...............    $ 5,674,952    $ 5,666,348    $ 6,685,398    $ 6,446,449
Government National
  Mortgage Association...............      4,404,176      4,516,456      4,901,517      4,839,315
Federal National Mortgage
  Association........................      2,489,980      2,526,438      2,831,658      2,781,271
Collateralized Mortgage
  Obligations........................      1,768,677      1,768,851      1,915,386      1,776,887
                                         -----------    -----------    -----------    -----------
                                         $14,337,785    $14,478,093    $16,333,959    $15,843,922
                                         -----------    -----------    -----------    -----------
                                         -----------    -----------    -----------    -----------


   The effective yield on collateralized mortgage obligations at September 30, 1995 was 6.07%.

   Mortgaged-backed securities had gross unrealized gains and losses at September 30, 1995 and 1994 as follows:


                                                   1995                     1994
                                         -----------------------  -------------------------
                                            GROSS        GROSS       GROSS         GROSS
                                         UNREALIZED   UNREALIZED  UNREALIZED    UNREALIZED
                                            GAINS       LOSSES       GAINS        LOSSES
                                         ----------   ----------  ----------   ------------
Held to Maturity:
Federal Home Loan Mortgage
  Corporation.........................    $ 65,921    $ (74,525)   $23,376      $(262,325)
Government National Mortgage
  Association.........................     135,232      (22,952)    61,860       (124,062)
Federal National Mortgage
  Association.........................      49,851      (13,393)    14,617        (65,004)
Collateralized Mortgage Obligations..       15,886      (15,712)        --       (138,499)
                                         ----------   ----------  ----------   ------------
                                         $ 266,890    $(126,582)   $99,853      $(589,890)
                                         ----------   ----------  ----------   ------------
                                         ----------   ----------  ----------   ------------


   The amortized cost and fair value of mortgage-backed securities at September 30, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                 AMORTIZED         FAIR
                                                    COST          VALUE
                                                -----------    -----------
    Due in one year or less.................    $   192,928    $   194,118
    Due after one year through five years...        652,644        651,017
    Due after five years through ten years..      2,038,706      2,038,485
    Due after ten years.....................     11,453,507     11,594,473
                                                -----------    -----------
                                                $14,337,785    $14,478,093
                                                -----------    -----------
                                                -----------    -----------

   No mortgage-backed securities were sold in years ended September 30, 1995, 1994 or 1993.

4. LOANS RECEIVABLE

   Loans receivable at September 30 are summarized as follows:

                                                 1995           1994
                                             -----------    -----------
    Mortgage Loans
      1 to 4 family......................    $35,784,427    $32,917,810
      Multi-family.......................        621,974        468,288
      Non-residential....................      2,866,754      2,590,792
      Land...............................        466,750        445,574
                                             -----------    -----------
                                              39,739,905     36,422,464
    Commercial...........................        722,241        938,736
    Consumer and other...................      1,127,127        515,200
                                             -----------    -----------
                                              41,589,273     37,876,400
                                             -----------    -----------
    Less:
      Undisbursed loan funds.............      1,449,201        684,664
      Deferred loan fees.................        162,393        182,542
      Allowance for loan losses..........        108,000        101,000
                                             -----------    -----------
                                               1,719,594        968,206
                                             -----------    -----------
                                             $39,869,679    $36,908,194
                                             -----------    -----------
                                             -----------    -----------

   The following is an analysis of allowance for loan losses:


                                     1995        1994        1993
                                   --------    --------    --------
    Balance beginning..........    $101,000    $101,000    $100,000
    Amounts charged off........      (1,300)         --          --
    Recoveries.................          --          --       1,000
    Provision charged..........       8,300          --          --
                                   --------    --------    --------

    Balance ending.............    $108,000    $101,000    $101,000
                                   --------    --------    --------
                                   --------    --------    --------


   The allowance for loan losses consists of the following:

                                               1995        1994
                                             --------    --------
    Real estate and commercial loans.....    $ 90,000    $ 83,300
    Consumer loans.......................      18,000      17,700
                                             --------    --------

                                             $108,000    $101,000
                                             --------    --------
                                             --------    --------

   Nonaccrual loans for which interest has been reduced totaled approximately $278,453 and $13,600 at September 30, 1995 and 1994, respectively. Interest income that would have been recorded under the original terms of such loans and has been foregone amounted to $23,874, $415 and $8,854 for the years ended September 30, 1995, 1994 and 1993, respectively. The Savings Bank is not committed to lend additional funds to customers whose loans are classified as non-performing at September 30, 1995.

   In the ordinary course of business, the Savings Bank has made loans to officers, directors, and related interest aggregating $260,745 and $276,100 at September 30, 1995 and 1994, respectively.

5. OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment at September 30 are summarized by major classifications as follows:

                                                1995          1994
                                             ----------    ----------
    Land and improvements................    $  335,237    $  335,237
    Buildings and building improvements..     2,137,060     2,137,060
    Furniture, fixtures and equipment....       402,594       391,235
    Automobiles..........................        32,862         9,327
                                             ----------    ----------
                                              2,907,753     2,872,859

    Less accumulated depreciation and
      amortization.......................     1,018,471       954,937
                                             ----------    ----------
                                             $1,889,282    $1,917,922
                                             ----------    ----------
                                             ----------    ----------

   Depreciation expense amounted to $63,535, $57,843, and $59,870, for the years ended September 30, 1995, 1994 and 1993, respectively.

6. REAL ESTATE OWNED

   Real estate acquired in settlement of loans constitutes restructured debt and produces no interest income for the Savings Bank. Interest foregone on real estate sold prior to 1995 was estimated to be $-0-, $-0- and $300 for the years ended September 30, 1995, 1994 and 1993, respectively.

7. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at September 30 is summarized as follows:

                                             1995           1994
                                          ---------      ---------
Investment securities..............       $ 368,587       $412,292
Mortgage-backed securities.........         104,011        119,648
Loans receivable...................          51,728         30,357
                                          ---------       --------
                                          $ 524,326       $562,297
                                          ---------       --------
                                          ---------       --------

8. DEPOSITS

     Deposits at September 30 are summarized as follows:

                                        Weighted                     1995                          1994
                                      Average Rate          ----------------------         --------------------
                                          1995              Amount         Percent         Amount       Percent
                                      -------------         ------         -------         ------       -------
Outstanding official checks.........                     $   242,608         0.36%      $   589,628      0.88%
NOW accounts........................      2.44%            3,635,441         5.38         3,279,995      4.90
Money market accounts...............      3.45             4,858,450         7.20         5,598,962      8.37
Passbook accounts...................      3.00            15,102,693        22.37        24,386,084     36.43
                                                                         --------       -----------    ------
                                                          23,839,192        35.31        33,854,669     50.58
                                                         -----------     --------       -----------    ------
Certificates of deposit:
  Less than 3%......................                         207,811         0.31           238,920      0.36
  3.00% to 3.99%....................                          93,172         0.14         8,987,349     13.43
  4.00% to 4.99%....................                       5,822,238         8.62        17,733,369     26.49
  5.00% to 5.99%....................                      16,693,182        24.73         3,991,377      5.96
  6.00% to 6.99%....................                      17,335,441        25.68         1,242,280      1.86
  7.00% to 7.99%....................                       3,304,146         4.89           370,857      0.55
  8.00% to 8.99%....................                         210,692         0.31           485,803      0.73
  9.00% to 9.99%....................                           6,646         0.01             6,080      0.01
  10.00% and over...................                              --         0.00            20,000      0.03
                                                         -----------     --------       -----------    ------
                                          5.78            43,673,328        64.69        33,076,035     49.42
                                                         -----------     --------       -----------    ------
                                                         $67,512,520       100.00%      $66,930,704    100.00%
                                                         -----------     --------       -----------    ------
                                                         -----------     --------       -----------    ------
Weight average cost of savings
 deposits...........................                                         4.79%                       3.84%


     Certificates of deposit with balances of $100,000 or more at September 30, 1995 and 1994 were $5,078,411 and $2,763,500, respectively.

     Scheduled maturities of certificates of deposit at September 30, 1995 are as follows:

                                      Less Than
                                       One Year            1-2 Years      2-3 Years       Over 3 Years          Total
                                      ----------           ---------      ---------       ------------        ---------
Less than 3.00%..................    $   207,811          $       --     $       --      $          --     $    207,811
3.00% to 3.99%...................         93,122                  50             --                 --           93,172
4.00% to 4.99%...................      5,003,649             818,589             --                 --        5,822,238
5.00% to 5.99%...................     14,016,993           1,096,175        872,456            707,558       16,693,182
6.00% to 6.99%...................      7,804,200           6,901,654      1,423,379          1,206,208       17,335,441
7.00% to 7.99%...................         98,584                  --      1,495,643          1,709,919        3,304,146
8.00% to 8.99%...................        188,977              21,715             --                 --          210,692
9.00% to 9.99%...................          6,646                  --             --                 --            6,646
10.00% and over..................             --                  --             --                 --               --
                                     -----------          ----------      ---------       ------------      -----------
                                     $27,419,982          $8,838,183     $3,791,478       $  3,623,685      $43,673,328
                                     -----------          ----------      ---------       ------------      -----------
                                     -----------          ----------      ---------       ------------      -----------

     Interest paid on depositor accounts for the years ended September 30 consists of the following:

                                                       1995            1994            1993
                                                    ----------      ----------      ----------
NOW and money market accounts................     $    243,124     $   257,180     $   278,522
Passbook and statement accounts..............          647,229         867,175         769,761
Certificate accounts.........................        2,009,412       1,413,858       1,651,346

                                                     2,899,765       2,538,213       2,699,629

Less penalties for early withdrawal..........           11,878           4,287           8,361
                                                  ------------     -----------     -----------
Net interest expense on deposits.............     $  2,887,887     $ 2,533,926     $ 2,691,268
                                                  ------------     -----------     -----------
                                                  ------------     -----------     -----------

9. ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank are summarized below by maturity date:

                                                   1995                        1994
                                          ---------------------       --------------------
Due in year ending                                     Interest                   Interest
September 30                              Amount         Rate         Amount        Rate
- - ------------------                        ------       --------       ------      --------
    1995............................    $     --             --     $1,500,000       5.95%

     At September 30, 1994, under a blanket floating lien with the FHLB, the Savings Bank had pledged all of its stock in the FHLB and all residential
(1-4 units) first mortgage loans as collateral for advances. These advances were drawn on a $5,000,000 line of credit that the Savings Bank had established with FHLB at that time.

     The Federal Home Loan Bank has established a credit availability program and is phasing out the line of credit program. Credit availability allows members of FHLB to request credit by completing an application. Credit availability is based on financial and operating conditions and is subject to continued creditworthiness, compliance with conditions of the application, and the pledging of eligible collateral. The credit availability for the Savings Bank is $12.6 million.

10. STOCKHOLDERS' EQUITY

     In 1987, the Board of Directors adopted an incentive stock option plan to attract and retain management and key employees. The plan provided for the granting of options to purchase 57,500 shares of common stock at fair market value on the date of grant and a term of 10 years in which to exercise the options:

     Stock option activity was as follows:

                                                        Number             Option Price
                                                       of Shares             Per Share
                                                       ---------           ------------
Options outstanding at September 30, 1993                105,500                $5.00
Options surrendered                                        4,600                   --
                                                        --------               ------
Options outstanding at September 30, 1994                100,900                 5.00
Options surrendered                                        6,900                   --
                                                        --------               ------
Options outstanding at September 30, 1995                 94,000                $5.00
                                                        --------               ------
                                                        --------               ------

     All options were eligible to be exercised at September 30, 1995. The number of shares and the option price per share have been adjusted to reflect the effect of a 2 for 1 stock split in March 1989.

     In lieu of normal redemption of the stock options, under the terms of the Plan, the optionholders may present their options to the Option Committee of the Board of Directors and receive, at the discretion of the Option Committee, either common stock of the Savings Bank or cash or a combination of cash and stock, an amount equal to the appreciation of the value of the common stock from the date of grant (i.e., the difference between the strike price of the option ($5) and the current market price of the common stock). This settlement of the options is equivalent to a stock appreciation rights (SAR) feature.


     In February 1992, the Option Committee implemented a policy to provide for the accrual of SAR's on all options then outstanding in anticipation of the potential future exercise of these options. As of September 30, 1995, the Option Committee resolved to discontinue accruing for the exercising of SAR's and to limit any grants of SAR's to a $400,700 cap. Such amount will be available to grant SAR's requests, if any, during the remaining term of the plan from the optionees and will be granted on a pro rata basis.


     At the time of conversion from mutual to a stock association, a liquidation account was established in an amount equal to the net worth as of the latest date of the financial statements contained in the final prospectus used to sell the stock in the conversion. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts after conversion. In the event of a complete liquidation (and only in such an event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for accounts then held, before any liquidation distribution may be made with
respect to the stockholders.   Except for the repurchase of stock and
payment of dividends by the Savings Bank, the existence of the liquidation account will not restrict the use or application of such net worth.

     The Board of Directors declared cash dividends during fiscal year 1995 totaling $0.40 per share, which amount to $461,640.

     Earnings per share for the year ended September 30, 1995, 1994 and 1993 are based on the weighted average number of common and common equivalent shares outstanding. Stock options are treated as common stock equivalents using the treasury stock method in each period in which the effect is dilutive. The weighted average number of common and common equivalent shares used to compute earnings per share for years ended 1995, 1994, and 1993 were 1,213,732, 1,206,788, and 1,194,299, respectively.

     Earnings per share for the years ended 1994 and 1993 have been restated to provide for inclusion of the common stock equivalents then outstanding.

     Retained earnings at September 30, 1995 and 1994, include allocations of income to bad debt reserves for tax purposes. Earnings appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders, including distributions on redemption, dissolutions, or liquidation, without payment of such taxes on the amount of such earnings removed from the reserves for such distribution at the then current tax rate. At September 30, 1995, the Savings Bank had $3,158,439 of such appropriated reserves (see also
Note 13).

11. REGULATORY CAPITAL

     Regulations of the Office of Thrift Supervision ("OTS") require institutions to meet three minimum capital standards: a 1.5% of tangible capital ratio, a 3% core capital ratio and an 8% risk-based capital ratio. As of September 30, 1995, the Savings Bank exceeded all three capital requirements as indicated in the following tabulation:

                                       Actual          Required            Excess over       Actual        Required
                                       Capital          Capital              Required        Percent        Percent
                                      ---------        ---------           -----------      ---------      ---------
Tangible capital................    $14,790,861       $1,251,001           $13,539,860        17.73%           1.50%
Core capital....................     14,790,861        2,502,002            12,288,859        17.73            3.00
Risk-based capital..............     14,898,861        2,382,243            12,516,618        50.03            8.00

     OTS regulations impose limitations upon all capital distributions such as dividends, stock repurchases, and cash-out mergers by savings institutions. The rule establishes three tiers of institutions and the prerequisites as to how each tier institution can make distributions. As of September 30, 1995, the Savings Bank qualified as a Tier 1 institution; therefore, capital distributions can be made, after prior notice but without OTS approval, equal to the greater of: (1) 100% of net income plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the year; or (2) 75% of its net income for the previous four quarters. Any additional capital distributions would require prior regulatory approval.

     In addition to the above capital requirements, the Savings Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 5%. OTS regulations also require each member institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. The Savings Bank's liquidity and short-term liquidity ratios for September 30, 1995 were 17.22% and 3.42% respectively.

12.  EMPLOYEE BENEFIT PLANS

     The Savings Bank has a non-contributory defined benefit pension plan which covers substantially all employees. The plan uses the final average salary benefit formula with benefits based on years of accrued service. The Savings Bank's policy is to contribute annually the amount required by the plan. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     The following table sets forth the plan's funded status and amounts recognized in the statements of financial condition at September 30, 1995 and 1994. Certain amounts as shown for 1994 have been restated to provide new valuation data from the actuary:

                                                          1995         1994
                                                      -----------   -----------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
  benefits obligation of $1,193,128 and $1,051,322,
  respectively. . . . . . . . . . . . . . . . . . .   $ 1,251,311   $ 1,108,852
                                                      -----------   -----------
                                                      -----------   -----------
Projected benefit obligation for
  service rendered to date. . . . . . . . . . . . .   $(1,323,744)  $(1,207,655)
Plan assets at fair value; Mutual Savings
  Bank common stock and short-term investments. . .     1,313,355     1,128,025
                                                      -----------   -----------
Funded status . . . . . . . . . . . . . . . . . . .       (10,389)      (79,630)
Unrecognized net obligation being recognized
  over 17 years . . . . . . . . . . . . . . . . . .       305,410       335,206
Unrecognized net (gain) or loss . . . . . . . . . .      (475,774)     (425,323)
                                                      -----------   -----------
Accrued pension cost. . . . . . . . . . . . . . . .   $  (180,753)  $  (169,747)
                                                      -----------   -----------
                                                      -----------   -----------


     Net periodic pension cost for years ended September 30 included the following components:

                                             1995       1994       1993
                                          ---------   --------   --------
     Service cost - benefits earned
       during the period. . . . . . . .   $  66,518   $ 73,632   $ 64,868
     Interest cost on projected
       benefit obligation . . . . . . .      82,249     85,883     42,058
     Return on plan assets. . . . . . .    (138,193)   (69,175)   (74,623)
     Net amortization and deferral. . .      75,432     22,079     15,002
                                          ---------   --------   --------
     Net periodic pension cost. . . . .   $  86,006   $112,419   $ 47,305
                                          ---------   --------   --------
                                          ---------   --------   --------

     The discount rate used to determine the actuarial present value of the projected benefit obligation was 7% for both 1995 and 1994, respectively. The expected long-term rate of return on plan assets used in determining net pension expense was 7% for both 1995 and 1994, respectively. The assumed rate of increase in future compensation levels was 4% for both 1995 and 1994, respectively.

     As of September 30, 1995, the plan had no additional liability and no intangible asset.

     The Savings Bank also has an Employee Stock Ownership Plan ("ESOP"). The plan covers substantially all employees. At September 30, 1995, the ESOP held 118,020 shares of the Savings Bank's common stock all of which had been allocated to the participants as of that date. As of September 30, 1995, the market value of plan assets was $1,804,497.

     Contributions, which include interest, to the ESOP plan for years ended September 30, 1995, 1994 and 1993 were $57,925, $36,712, and $166,236, respectively. Contributions are made based upon 10% of annual compensation plus a discretionary amount as determined by the Board of Directors, not to exceed 25% of the participants' compensation.

     The Savings Bank does not provide any benefits that are subject to the provisions of SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers Accounting for Postemployment Benefits".

13.  INCOME TAXES

     Under the Internal Revenue Code, the Savings Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purposes of absorbing losses. A deduction for bad debts of 8% of taxable income is allowable. The Savings Bank is also subject to state income taxes. The state allows a deduction for bad debts of 40% of taxable income. The Savings Bank did not qualify for the special allowance for bad debt deduction in 1995 and 1994.

     Deferred income taxes have not been provided on bad debt reserves since the Savings Bank does not intend to use the reserves for purposes other than to absorb losses.

     The Savings Bank estimates that approximately $1,074,000 of income tax would be payable on the tax bad debt reserves if these amounts are used for purposes other than bad debt losses.

     Provision for income taxes for the years ended September 30 is summarized as follows:

                       1995        1994        1993
                     --------    --------    --------
       Current . . . $516,225    $515,020    $579,822
       Deferred. . .  (29,218)     (8,869)    (30,010)
                     --------    --------    --------
                     $487,007    $506,151    $549,812
                     --------    --------    --------
                     --------    --------    --------

     A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

                                                   1995      1994      1993
                                                   ----      ----      ----
       Statutory federal income tax rate . . . . .   34%       34%       34%
       Increase (decrease) in taxes
        resulting from:. . . . . . . . . . . . . .
          Tax bad debt deduction . . . . . . . . .   --        --        (3)
          Tax exempt interest and dividends. . . .   (2)       (1)       (1)
          State income taxes . . . . . . . . . . .    2         2         1
          Other, net . . . . . . . . . . . . . . .   (1)       (1)       (1)
                                                   ----      ----      ----
                                                     33%       34%       30%
                                                   ----      ----      ----
                                                   ----      ----      ----

     The sources of temporary differences and their deferred tax effect are as follows:

                                          1995        1994        1993
                                        --------    --------    --------
       Deferred loan fees . . . . . .   $  6,850    $ (3,605)   $   (468)
       Depreciation . . . . . . . . .     13,067       9,900       9,531
       Pension expense. . . . . . . .     (3,742)       (102)    (16,084)
       Federal Home Loan Bank
         stock dividends. . . . . . .        479      16,245      12,646
       Stock appreciation rights. . .    (45,390)    (32,028)    (35,292)
       Other, net . . . . . . . . . .       (482)        721        (343)
                                        --------    --------    --------
                                        $(29,218)   $ (8,869)   $(30,010)
                                        --------    --------    --------
                                        --------    --------    --------

     The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities at September 30, are as follows:

                                                              1995        1994
                                                            --------    --------
       Deferred tax assets:
         Deferred loan fees . . . . . . . . . . . . . . . . $ 55,214    $ 62,064
         Pension expense. . . . . . . . . . . . . . . . . .   61,456      57,714
         Provision for stock appreciation rights. . . . . .  136,238      90,848
         Unrealized loss on securities available for sale .    2,101          --
         Other. . . . . . . . . . . . . . . . . . . . . . .      623         141
                                                            --------    --------
           Total gross deferred tax assets. . . . . . . . .  255,632     210,767
                                                            --------    --------

       Deferred tax liabilities:
         Depreciation . . . . . . . . . . . . . . . . . . .  195,572     182,505
         Federal Home Loan Bank stock dividends . . . . . .   50,535      50,056
                                                            --------    --------
           Total gross deferred tax liabilities . . . . . .  246,107     232,561
                                                            --------    --------
           Net deferred tax assets (liability). . . . . . . $  9,525    $(21,794)
                                                            --------    --------
                                                            --------    --------

     With respect to the realization of total gross deferred tax assets, the Savings Bank believes that a valuation allowance is not necessary.

14.  OTHER NONINTEREST EXPENSE

     Other noninterest expense amounts are summarized as follows for the years ended September 30:

                                        1995         1994         1993
                                      --------     --------     --------
       Advertising . . . . . . . . .  $ 79,222     $ 49,442     $ 42,081
       Data processing . . . . . . .   144,756      137,914      138,963
       Merger expenses . . . . . . .     8,278      259,050           --
       Other . . . . . . . . . . . .   185,800      172,492      198,062
                                      --------     --------     --------
                                      $418,056     $618,898     $379,106
                                      --------     --------     --------
                                      --------     --------     --------

     Merger expenses as shown for 1995 represent initial consultant expenses related to the proposed merger with American National Bankshares Inc. (See also Note 19).

     On July 5, 1994, Mutual Savings mutually agreed with FNB Financial Services Corporation ("FNB") to terminate the plan of combination. The combination had provided for the Savings Bank to merge with and into a newly chartered national banking association subsidiary of FNB. Merger expenses as indicated for 1994 represent a charge to income for expenses incurred as associated with the merger.

15.  COMMITMENTS

     The Savings Bank entered into transactions in the normal course of doing business which represented off-balance-sheet risk as of September 30, 1995 and 1994. A summary of these transactions follow:

                                                       1995         1994
                                                    ----------    --------
       Commitments to finance real estate
         acquisitions and construction . . . . . .  $1,256,185    $438,500
       Commitments to finance commercial loans . .     451,125     367,525
       Undisbursed lines of credit . . . . . . . .      33,500      12,500
       Standby letters of credit . . . . . . . . .          --      13,500
                                                    ----------    --------
                                                    $1,740,810    $832,025
                                                    ----------    --------
                                                    ----------    --------


     The Savings Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

16.  CONCENTRATIONS OF CREDIT RISK

     Substantially all of the Savings Bank's loans, commitments and lines of credit have been granted to customers in the Savings Bank's market area. Substantially all of the investments are in U.S. Government and Agency obligations, municipal obligations, and corporate notes of other financial institutions. Mortgaged-backed securities involve the secondary mortgage loan market through government agencies. The concentrations of credit by loan are set forth in Note 4. Lines of credit are granted primarily to commercial borrowers. The Savings Bank does not extend credit to any single borrower or group in excess of its loans to one borrower limit of $2.2 million.

17.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly data for years ended September 1995 and 1994 follows:

                                                      Year Ended September 30, 1995
                                                      -----------------------------
                                                           Three Months Ended
                                          --------------------------------------------------
                                          December 31   March 31     June 30    September 30
                                          -----------   --------     --------   ------------
     Net interest income . . . . . . . . .  $819,230    $786,501     $772,592     $741,629
     Provision for loan losses . . . . . .        --          --           --        8,300
     Noninterest income. . . . . . . . . .    34,870      87,854       37,763       37,867
     Noninterest expense . . . . . . . . .   478,318     463,576      451,182      437,035
                                            --------    --------     --------     --------

     Net income before taxes . . . . . . .   375,782     410,779      359,173      334,161

     Income taxes. . . . . . . . . . . . .   125,684     146,800      123,000       91,523
                                            --------    --------     --------     --------

     Net income. . . . . . . . . . . . . .  $250,098    $263,979     $236,173     $242,638
                                            --------    --------     --------     --------
                                            --------    --------     --------     --------

     Earnings per share. . . . . . . . . .  $   0.21    $   0.22     $   0.19     $   0.20
                                            --------    --------     --------     --------
                                            --------    --------     --------     --------

                                                      Year Ended September 30, 1994
                                                      -----------------------------
                                                           Three Months Ended
                                          --------------------------------------------------
                                          December 31   March 31     June 30    September 30
                                          -----------   --------     --------   ------------
     Net interest income . . . . . . . . .  $791,301    $723,933     $797,313     $806,379
     Noninterest income. . . . . . . . . .    45,524      81,550       45,578      153,240
     Noninterest expense . . . . . . . . .   438,317     416,790      402,517      705,085
                                            --------    --------     --------     --------

     Net income before taxes . . . . . . .   398,508     388,693      440,374      254,534

     Income taxes. . . . . . . . . . . . .   131,500     128,300      145,300      101,051
                                            --------    --------     --------     --------

     Net income. . . . . . . . . . . . . .  $267,008    $260,393     $295,074     $153,483
                                            --------    --------     --------     --------
                                            --------    --------     --------     --------

     Earnings per share. . . . . . . . . .  $   0.22    $   0.22     $   0.24     $   0.13
                                            --------    --------     --------     --------
                                            --------    --------     --------     --------

18.  PROPOSED CHANGES IN ACCOUNTING

     In December 1991, the Financial Accounting Standards Board ("FASB") issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". SFAS No. 107 requires all entities to disclose the fair value of financial instruments, for which it is practicable to estimate fair value. SFAS
     No. 107 is effective for financial statements issued for fiscal years ending after December 15, 1992 (1995 for entities with less than $150 million in total assets in the current statement of financial position). Presently, this statement will be effective for the Savings
     Bank
     in the year ending September 30, 1996. Management believes that the effect on the consolidated statements would not be significantly adverse.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of Loans," which is effective for fiscal years beginning after December 15, 1994. Statement No. 114 requires that specified impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. In October, 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a
     Loan - Income Recognition and Disclosures." SFAS No. 118 amends certain requirements of SFAS No. 114 and is effective concurrently with No. 114. Statements No. 114 and 118 are not expected to have a material effect on the Savings Bank.

19.  DEFINITIVE MERGER AGREEMENT

     On September 26, 1995, Mutual entered into a definitive agreement, whereby Mutual would be acquired by American National Bankshares Inc. ("American National") in a stock for stock exchange. The transaction contemplates a fixed rate of .705 of a share of American National common stock for each share of Mutual common stock. The merger will be tax free to Mutual's stockholders and will be accounted for as a pooling of interest. In connection with the transaction, Mutual has agreed to pay American National a termination fee of $1,000,000 in the event Mutual, under certain circumstances as set forth in the agreement, terminates the agreement or fails to consummate the merger and within 12 months thereafter is acquired by another party.

                             OFFICE OF THRIFT SUPERVISION
                                WASHINGTON, D.C.  20552
                                    _______________

                                       FORM 10-Q

                      Quarterly Report Under Section 13 or 15 (d)
                        of the Securities Exchange Act of 1934
                                  __________________


For Quarter Ended                                  Office of Thrift Supervision
December 31, 1995                                            Docket Number 4938



                               MUTUAL SAVINGS BANK, FSB
                (Exact name of registrant as specified in its charter)



         United States                                    54-0313280
(State or jurisdiction of                          (IRS Employer Identification
 incorporation or organization)                      Number)




103 Tower Drive, Danville, Virginia                           24540
(Address of principal executive office)                     (Zip code)


       Registrant's telephone number, including area code:  (804) 791-0200



Indicate by a check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              Yes     X          No

As of December 31, 1995, there were issued and outstanding 1,156,100 shares of the registrant's Common Stock.


Transmittal Small Business Disclosure Format

                              Yes                No    X

MUTUAL SAVINGS BANK, FSB

Consolidated Statements of Financial Condition
______________________________________________________________________________

                                                          December         September
                                                           1995               1995
                                                        (Unaudited)
ASSETS
Cash
  Non-interest bearing deposits                       $    666,191          860,557
  Interest bearing deposits                                982,089        1,166,729
Investment securities
  Securities available-for-sale                          6,286,059        5,227,172
  Securities held-to-maturity                           19,344,333       19,370,846
Mortgage-backed securities                              14,305,522       14,337,785
Loans receivable, net                                   40,518,370       39,869,679
Office properties and equipment, net                     1,883,424        1,889,282
Accrued interest receivable                                544,945          524,326
Prepaid and other assets                                   175,291          149,608
                                                      ------------      -----------
          Total assets                                $ 84,706,224       83,395,984
                                                      ============      ===========
LIABILITIES

Deposits                                              $ 68,732,382       67,512,520
Advance payments and deposits by borrowers                 212,825          321,796
Accounts payable and other accrued liabilities             805,321          774,886
                                                        ----------       ----------
          Total liabilities                             69,750,528       68,609,202
                                                        ==========       ==========
STOCKHOLDERS' EQUITY

Preferred stock                                                  -                -
Common stock                                             1,156,100        1,154,100
Additional paid-in capital                               4,234,252        4,226,252
Retained earnings                                        9,530,384        9,410,509
Net unrealized appreciation (depreciation)
 on securities available for sale, net of tax               34,960      (     4,079)
                                                        ----------       ----------
          Total stockholders' equity                    14,955,696       14,786,782

          Total liabilities & equity                  $ 84,706,224       83,395,984
                                                      ============      ===========










Note:

The consolidated statement of financial condition at September 30, 1995 has been taken from the audited financial statements at that date.

MUTUAL SAVINGS BANK, FSB

Consolidated Statements of Income
___________________________________________________________

                                                              Three Months Ended
                                                                   December
                                                            1995             1994
                                                                 (Unaudited)
Interest income
  Loans                                               $   917,162            781,107
  Mortgage-backed securities                              261,884            289,742
  Investment securities                                   362,153            403,063
  Short-term investments and bank deposits                 19,347              8,367
                                                        ---------          ---------
     Total interest income                              1,560,546          1,482,279
                                                        ---------          ---------
Interest expense
  Deposits                                                810,598            648,086
  Federal Home Loan Bank advances                      (       41)            14,963
                                                        ---------           --------
     Total interest expense                               810,557            663,049
                                                        ---------           --------
          Net interest income                             749,989            819,230

Provision for loan losses                                  25,000                  -
                                                        ---------           --------
          Net interest income after
           provision for loan losses                      724,989            819,230
                                                        ---------           --------
Noninterest income
  Service charges and fees on loans                        12,078              1,606
  Other fees and service charges                           29,301             27,427
  Gain on sale of investments                                 898                  -
  Other                                                     5,405              5,837
                                                        ---------           --------
     Total noninterest income                              47,682             34,870
                                                        ---------           --------
Noninterest expense
  Compensation, payroll taxes and
   employee benefits                                      240,131            293,480
  Occupancy and equipment                                  35,126             37,155
  Other                                                   139,641            147,683
                                                        ---------           --------
     Total noninterest expense                            414,898            478,318
                                                        ---------           --------
          Income before income taxes                      357,773            375,782
Provision for income taxes                                122,288            125,684
                                                        ---------           --------
          Net income                                  $   235,485            250,098
                                                      ===========         ==========
Earnings per share of common and
  common stock equivalents                            $      0.19               0.21
                                                      ===========         ==========
Dividends declared per share                          $      0.10               0.10
                                                      ===========         ==========
Weighted average number of common and common
  stock equivalent shares outstanding                   1,215,650          1,213,881
                                                      ===========         ==========

MUTUAL SAVINGS BANK, FSB

Consolidated Statements of Cash Flows
__________________________________________________________________

                                                              Three Months Ended
                                                                   December
                                                           1995                1994
                                                                 (Unaudited)
Cash flows from operating activities
  Net income                                         $    235,485           250,098
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for depreciation and amortization           16,313            14,951
     Provision for loan losses                             25,000                 -
     Increase (decrease) in deferred loan fees         (   13,286)              243
     Gain on sale of securities - AFS                  (      898)                -
     Amortization of premiums and (discounts) on
      investments and mortgage-backed securities       (    1,635)       (      724)
     Deferred income taxes                                      -            73,663
     (Increase) decrease in interest receivable        (   20,619)           22,166
     Increase in prepaid and other assets              (   27,784)       (   46,691)
     Increase (decrease) in interest payable           (   13,417)            1,832
     Increase in accounts payable and
       other liabilities                                   38,529           194,412
                                                     ------------       -----------
          Net cash provided by operating
           activities                                     237,688           509,950
                                                     ------------       -----------
Cash flows from investing activities
  Purchase of securities - AFS                         (1,500,000)                -
  Proceeds from sales of securities - AFS                 500,625                 -
  Proceeds from maturities of securities - HTM             27,334           528,304
  Purchase of mortgage-backed securities               (  518,732)                -
  Principal collections on mortgage-backed
   securities                                             552,345           459,899
  Net increase in loans                                (  660,405)       (  236,920)
  Purchase of property and equipment                   (   10,455)       (    4,367)
                                                     -------------      ------------
          Net cash provided by (used in)
            investing activities                       (1,609,288)          746,916
                                                     -------------      ------------
Cash flows from financing activities
  Net increase (decrease) in demand deposits,
   NOW accounts and savings accounts                        2,510        (1,989,353)
  Net increase in certificates of deposit               1,217,352           705,083
  Advances from Federal Home Loan Bank                          -         1,900,000
  Repayment of Federal Home Loan Bank advances                  -        (1,900,000)
  Net decrease in advance payments by borrowers
   for taxes and insurance                             (  121,658)       (  132,681)
  Cash dividends                                       (  115,610)       (  115,410)
  Proceeds from exercise of stock options                  10,000                 -
                                                     -------------      ------------
          Net cash provided by (used in)
           financing activities                           992,594        (1,532,361)
                                                     -------------      ------------


(Continued)

MUTUAL SAVINGS BANK, FSB

Consolidated Statements of Cash Flows
___________________________________________________________

                                                             Three Months Ended
                                                                   December
                                                           1995               1994
                                                                 (Unaudited)

Decrease in cash and cash equivalents                 $(  379,006)       (  275,495)

Cash and cash equivalents
  Beginning of period                                   2,027,286         1,623,055
                                                      -----------         ---------
  End of period                                       $ 1,648,280         1,347,560
                                                      ===========         =========

Supplemental schedule of cash and
 cash equivalents:
  Cash
    Non-interest bearing deposits                     $   666,191           633,787
    Interest-bearing deposits                             982,089           713,773
                                                      -----------         ---------
                                                      $ 1,648,280         1,347,560
                                                      ===========         =========

Supplemental disclosures of cash flow
 information:

  Interest paid                                       $   823,974           661,218
                                                      ===========         =========


MUTUAL SAVINGS BANK, FSB

Notes to Consolidated Financial Statements
______________________________________________________________________________


1.  Presentation of Statements

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (all which were normal recurring accruals) necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for an entire year.


2. Certain items as shown for prior periods have been reclassified to conform to the December 31, 1995 form of presentation.

MUTUAL SAVINGS BANK, FSB

Management's Discussion and Analysis of Financial Condition and Results of Operations.
_______________________________________________________________________________


Cash and investment securities increased $653,400 for the quarter ended December 31, 1995 a compared to September 30, 1995. Loans increased $648,700 to $40,518,400 as compared to $39,869,700 as of September 30, 1995.

Deposits increased $1,219,900 for the quarter ended December 31, 1995 to $68,732,400 as compared to $67,512,500 as of September 30, 1995. Deposits increases were used to fund investments and loans.

Stockholder's equity totaled $14,955,700 or 17.66% of total assets at December 31, 1995. Stockholder's equity per share was $12.94 at December 31, 1995 compared to $12.81 at September 30, 1995. The increase was due to the crediting of net earnings after dividends and an improvement in the market value of securities available for sale.

For the three months ended December 31, 1995, Mutual had net income of $235,500 compared to $250,100 for the same period in 1994. Net interest income decreased $69,200 for the quarter as compared to the same period last year. The net interest rate margin decreased 0.08% from 2.77% at September 30, 1995 to 2.69% at December 31, 1995.

Provision for loan losses increased $25,000 during the quarter so that the allowance for loan losses would more closely approximate an amount determined under the methodology used by American National Bank.

Noninterest income increased $12,800 during the current three month period as compared to the same period last year. This increase was primarily the result of increased loan fees and prepayment penalties on loans.

Noninterest expense decreased $63,400 during the current three month period as compared to the same period in 1994. This decrease was primarily the result of the accrual of $45,500 in stock appreciation rights in 1994 that were not provided for in 1995. In addition, directors fees were $9,400 higher in 1994.

The following dividends have been declared and paid by the Savings Bank during the fiscal year:


  Date Declared             Date Paid                Per Share           Total

December 19, 1995       January 15, 1996                  0.10          115,610
                                                        ------        ---------
                                                        $ 0.10        $ 115,610

Earnings per share on common stock and common stock equivalents were $0.19 for the quarter as compared to $0.21 for the comparative quarter ended
December 31, 1994.




(Continued)

MUTUAL SAVINGS BANK, FSB

Management's Discussion and Analysis of Financial Condition and Results of Operations.
______________________________________________________________________________


Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), thrifts must meet three capital requirements. As of December 31, 1995, Mutual exceeded all the requirements as indicated by the following table. Percentages are based on adjusted assets unless otherwise noted.


Total Capital (GAAP)                    $ 14,955,696
- - Unrealized gain - AFS                       52,970
+ Deferred income taxes - AFS                 18,010

Regulatory capital                        14,920,736
+ General loan loss reserves                 133,000

Risk-based capital                      $ 15,053,736

Total assets                            $ 84,706,224
- - Unrealized gain - AFS                       52,970
Adjusted assets                         $ 84,653,254

Risk weighted assets                    $ 30,592,756



                                Requirement                    Mutual
                           Percent       Dollar        Percent          Excess

Tangible capital             1.5%     $ 1,269,799      17.63%      $ 13,650,937
Core capital                 3.0%     $ 2,539,598      17.63%      $ 12,381,138
Total capital/
 risk weighted assets        8.0%     $ 2,447,420      49.21%      $ 12,606,316


The principal sources of liquidity for the Savings Bank are customer deposits, principal and interest payments on loans and earnings on investments, with minimal reliance on FHLB advances and other borrowings. The Savings Bank is required by current OTS regulations to maintain a minimum liquidity ratio or 5.0%. Mutual's liquidity ratio at December 31, 1995 was 18.75%. Management believes this liquidity is adequate to meet its requirements.

On July 28, 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan (the "Proposed Plan") to recapitalize the SAIF certain features of which were subsequently approved by the House of Representatives and the Senate of the United States in bills that provided for different resolutions of the BIF-SAIF disparity. In negotiations between members of the Banking Committee of the House and Senate to reconcile the differences in the two bills, it agreed on November 7, 1995 that the current Budget Reconciliation Package will focus on the financial problems of the SAIF. Under the Committee Agreement, all SAIF-insured institutions would pay a special assessment to recapitalize the SAIF and the assessment based for the payments on the FICO bonds would be expanded to include the deposits of both BIF-and SAIF-insured institutions. The amount of the special assessment required to recapitalize the SAIF is currently estimated to be approximately
80 basis points, somewhat less than the 85 - 90 basis point assessment that had been preciously estimated as necessary. The special assessment would be payable some

(Continued)

MUTUAL SAVINGS BANK, FSB

Management's Discussion and Analysis of Financial Condition and Results of Operations.
___________________________________________________________________________


time in 1996 based on the amount of SAIF-insured deposits held on March 31, 1995. The Committee Agreement would also permit BIF-insured institutions holding deposits subject to SAIF assessments to reduce such SAIF deposits by 20% in computing the institution's special assessment. There is some questions as to whether either BIF-insured institutions acquiring SAIF-insured institutions after March 31, 1995 or SAIF-insured institutions that go out of existence prior to the enactment of the Budget Reconciliation legislation would be required to pay any special assessment under the current language of the legislation. If an 80 basis point assessment were assessed against Mutual's deposits as of March 31, 1995, Mutual would be required to pay a special assessment on its SAIF-insured deposits of $536,500. In accordance with generally accepted accounting principles, Mutual had not recorded an accrual for the special assessment at September 30, 1995. Mutual's assessment rate for fiscal 1995 was 23 basis points and the premium paid for this period was $153,585. A significant increase in SAIF insurance premiums or a significant special assessment to recapitalize the SAIF would likely have an adverse effect on the operating expenses and results of operations of Mutual.

The merger with American National Bankshares, Inc. is progressing as anticipated. The Office of Thrift Supervision has been notified and has no objections, the Controller of the Currency has expressed its approval. Mutual and American National Bankshares are waiting for the Securities and Exchange Commission to declare the Form S-4 Registration Statement effective and the OTS to clear Mutual's proxy statement in order to mail the joint proxy statement and seek approval of their respective stockholders. If final approval is timely received, a stockholders meeting to vote on the merger is planned in March with the merger expected to occur shortly thereafter.

MUTUAL SAVINGS BANK, FSB

Other Information
______________________________________________________________________________


Item 1.  Legal Proceedings

         Not applicable.

Item 2.  Changes in Securities

         Not applicable.

Item 3.  Defaults Upon Senior Securities

         Not applicable.

Item 4.  Submission of Matters to a Vote of Security Holders

         Not applicable.

Item 5.  Other Information

         Not applicable.

Item 6.  Exhibits and Reports on Form 8-K

         (a)  Not applicable.

         (b) A Form 8-K was filed December 19, 1995 declaring a cash dividend of $0.10 per share to stockholders of record as of January 5, 1996, payable on January 15, 1996.




                                      SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned.


                                                  MUTUAL SAVINGS BANK, FSB
                                                         (Registrant)



Date _____________________          By _________________________________________
                                             H. Dan Davis, President and Chief
                                                     Executive Officer
                                               (Duly Authorized Representative)


Date _____________________          By _____________________________________
                                                James R. Jefferson, Treasurer
                                                (Principal Financial Officer)

                        PRO FORMA FINANCIAL INFORMATION


                      PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 SEPTEMBER 30, 1995
                                     (UNAUDITED)


The following unaudited pro forma condensed combined balance sheet is presented to show the impact on ANB's historical financial position of the proposed merger with Mutual. The proposed merger is reflected in the pro forma condensed combined balance sheet under the pooling of interests method of accounting. For purposes of determining the pro forma effects on the condensed balance sheets as of September 30, 1995, the pro forma adjustments and eliminations have been made as if the transaction had occurred on September 30, 1995. The unaudited pro forma condensed combined balance sheet should be read in conjunction with the historical consolidated financial statements of Mutual and ANB, including the respective notes thereto.
The pro forma condensed combined balance sheet is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the date indicated or that may be obtained in the future.





    Proforma Condensed Balance Sheets
    December 31, 1995
    (Unaudited)
    (Dollars in thousands)                                                              American
                                                                                        National
                                                                                       and Mutual
                                                American                Adjustments     proforma
                                                National     Mutual     Debit (Credit)  combined
    Assets
    Cash and Due from Banks                       $9,534        $666                      $10,200
    Federal Funds Sold                             1,100          --                        1,100
    Interest-Bearing Deposits in Other Banks         128         982                        1,110
    Investment Securities                        109,303      39,108           -500 (e)   147,911
    Net Loans                                    172,815      40,518                      213,333
    Federal Reserve Stock, Federal Home Loan
       Bank Stock and Other, at cost                 963         829                        1,792
    Bank Premises and Equipment,
       less accumulated depreciation               3,948       1,883                        5,831
    Core Deposit Intangibles                       2,823          --                        2,823
    Accrued Interest Receivable
       and Other Assets                            4,469         720                        5,189

          Total Assets                          $305,083     $84,706          -$500      $389,289

(a) ANB's plans for certain Mutual securities are demonstrably different from the plans that have served as the basis for Mutual's intention to hold these securities to maturity. As such, American National intends to classify these securities as available for sale. This adjustment is recorded to present these securities at market value as of September 30, 1995.



    Liabilities and Shareholders' Investment

    Liabilities:

       Deposits                                 $259,830     $68,732                     $328,562
       Federal Funds Purchased and
          Repurchase agreements                    9,572          --                        9,572
       Accrued interest payable and
          other liabilities                        1,556       1,018          1,074 (a)
                                                                                965 (b)     4,613
          Total Liabilities                      270,958      69,750          2,039       342,747

    Shareholders' Investment:
       Common stock, $1 par, 2,400,000
         actual shares issued and outstanding,
         3,215,000 proforma shares outstanding     2,400       1,156         -1,156 (c)
                                                                                815 (d)     3,215
       Capital in excess of par value              5,400       4,234         -4,234 (c)
                                                                              4,575 (d)     9,975
       Net Unrealized Gain                           632          35                          667
       Retained Earnings                          25,693       9,531         -1,074 (a)
                                                                               -965 (b)
                                                                               -500 (e)    32,685
          Total shareholders' investment          34,125      14,956         -2,539        46,542
          Total liabilities and
            shareholders' investment            $305,083     $84,706          -$500      $389,289

       Book value per common share (f)            $14.22      $12.94                       $14.48

(a) This adjustment reflects the estimated Federal tax liability associated with prior untaxed loan loss reserves of Mutual in the amount of $3,158,439 calculated at the marginal tax rate of 34%. The impact of this adjustment has not been reflected in the Pro Forma Condensed Statements of Income.

(b) This adjustment reflects certain material, nonrecurring expenses expected to be incurred in connection with the Merger. These charges include such items as legal, accounting, printing and filing fees. The impact of these expenses has not been reflected in the Pro Forma Condensed Statements of Income.

(c) These adjustments eliminate the outstanding shares of Mutual Common Stock and related capital in excess of par value outstanding prior to the Merger.

(d) Based on the exchange ratio of .705 of a share of ANB Common Stock for each share of Mutual Common Stock, these adjustments reflect the issuance of 815,051 shares of ANB Common Stock in exchange for the 1,156,100 shares of Mutual Common Stock outstanding on December 31, 1995.

(e) ANB's plans for certain Mutual securities are demonstrably different from the plans that have served as the basis for Mutual's intention to hold these securities to maturity. As such, American National intends to classify these securities as available for sale. This adjustment is recorded to present these securities at market value as of December 31, 1995.

(f) Pro forma book value per common share represents pro forma combined total shareholders' investment divided by 3,215,051 pro forma shares outstanding.

                 PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                     (UNAUDITED)


The following table sets forth certain unaudited pro forma condensed combined financial data for ANB giving effect to the Merger accounted for as a pooling of interests. The following information does not include any pro forma adjustments relating to expected future reductions in expenses and revenue enhancements. This information should be read in conjunction with the historical consolidated financial statements of Mutual and ANB, including the respective notes thereto. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.





    Proforma Condensed Statements of Income
    (Unaudited)
    (Dollars in thousands except Net Income Per Common Share)


                                                      American National and Mutual proforma combined


                                                               Fiscal years ended (1)
                                                      ______________________________________
                                                           1995         1994        1993

    Interest Income:
      Interest and fees on loans                        $18,391      $14,860     $14,109
      Interest on federal funds sold and other              202          171         322
      Interest and dividends on securities
         and other investments                            7,236        6,690       7,577
                                                      ----------   ----------   ---------
                               Total Interest Income     25,829       21,721      22,008
    Interest Expense:                                 ----------   ----------   ---------
      Interest on deposits                               11,144        8,865       9,705
      Federal Home Loan bank advances                        33           11          --
      Short-term borrowings                                  --            1           7
      Interest on federal funds purchased and                --           --          --
      repurchase agreements                                 307           42           3
                                                      ----------   ----------   ---------
                               Total Interest Expense    11,484        8,919       9,715
                                                      ----------   ----------   ---------
    Net Interest Income                                  14,345       12,802      12,293
    Provision for Loan Losses                               484          272         214
    Net Interest Income After Provision For           ----------   ----------   ---------
    Loan Losses                                          13,861       12,530      12,079
                                                      ----------   ----------   ---------
    Non-interest income                                   2,084        2,212       2,068
                                                      ----------   ----------   ---------
    Non-interest expense                                  8,598        8,082       7,549
                                                      ----------   ----------   ---------
    Income Before Income Tax Provision                    7,347        6,660       6,598
                                                      ----------   ----------   ---------
    Income Tax Provision                                  2,331        2,151       2,033
                                                      ----------   ----------   ---------
    Net Income                                           $5,016       $4,509      $4,565
                                                      ==========   ==========   =========
    PER SHARE DATA
    Net Income Per Common Share(2)                        $1.41        $1.39       $1.41
    Dividends per share(3)                                 0.51         0.56        0.35


(1) ANB prepares annual financial statements based on a calendar year ending on December 31, and Mutual prepares annual financial statements based on a fiscal year ending on September 30. For purposes of annual pro forma information, the historical data of Mutual at and for the years ended on September 30 have been combined with the historical data of ANB at and for the years ended on December 31.

(2) The pro forma combined net income per common share data are based on (i) combined historical income of Mutual and ANB assuming the Merger is accounted for as a pooling of interests and (ii) pro forma combined equivalent common shares of Mutual (as adjusted for the Exchange Ratio of .705 of a share of ANB Common Stock for each share of Mutual Common Stock) and ANB.

(3) Represents the historical dividends paid by ANB divided by pro forma shares outstanding as of the last date of the period which includes Mutual shares multiplied by the Exchange Ratio of .705.